PERFORMANCE-BASED BONUS PLAN
(As Adopted on February 18, 2016)

1.    Purpose. The purpose of the Gentex Corporation Performance-Based Bonus Plan is to further emphasize performance-based compensation that increasingly provides executive officers, officers, and/or other key employees of the Corporation with appropriate incentives concerning corporate and individual performance, enhancing the alignment between such key employees and shareholders.

2.    Definitions. The following terms are defined for use herein as follows:

a.    "Board" means the Board of Directors of the Corporation.

b.    "Committee" means the Compensation Committee of the Board.

c.    "Corporation" means Gentex Corporation.

d.    "Participant" means an employee eligible to participate in the Plan under the terms and conditions of the Plan.

e.    "Plan" means this Performance-Based Bonus Plan as in effect from time to time.

3.    Administration.

a.    The Plan shall be administered by the Committee. The Committee shall, in its discretion, determine the employees to participate in this Plan. The Committee shall have full power and authority to interpret the provisions of the Plan, to supervise the administration of the Plan, and to adopt forms and procedures for the administration of the Plan. All determinations made by the Committee with respect to the Plan shall be final and conclusive.

b.    Participation in this Plan shall be entirely within the discretion of the Committee. Nothing herein contained shall be construed to give any employee any right to employment or to participate in this Plan.

4.    Eligibility. Only employees of the Corporation shall be eligible to participate in the Plan.

5.     Terms of Participation.

a.    Participation. Any executive officer, officer, or other key employee designated by the Committee shall be eligible to participate in the Plan.

b.    Elements. The following performance-based pay elements shall apply to Participants in the Plan:

(i)    Additional Profit-Sharing Bonus – In addition to participation in the Profit-Sharing Bonus Plan of the Corporation (in which all employees participate), an Additional Profit-Sharing Bonus shall be available to Participants. For each year during which this Plan is made effective by the Committee, each Participant shall receive a ten percent (10%) increase in the Profit-Sharing Bonus percentage (on a weighted average basis) that was used to calculate the Profit-Sharing Bonuses paid to all employees for such year (without regard to this Plan) for each one percent (1%) by which net sales in such year exceed net sales in the prior year. The Participant’s total bonus paid pursuant to the Additional Profit-Sharing Bonus is calculated as the weighted average Profit-Sharing Bonus percentage for the year, plus the Additional Profit-Sharing Bonus percentage determined above, multiplied by the closing annual base pay rate of the Participant, less the accumulated Profit-Sharing Bonus paid to the Participant for the preceding calendar year.

(ii)    Performance Bonus – Performance bonuses shall be available to Participants based on the achievement of the following performance metrics:

(a)    EBITDA, which will have a 33.33% weighting;

(b)    Diluted Earnings per Share, which will have a 33.33% weighting; and

(c)    Quality, which will have a 33.33% weighting.

For purposes of determining such performance bonuses, the Committee will annually establish a threshold and a target for each applicable performance metric. No performance bonus will be paid with respect to any performance metric unless the threshold established by the Compensation Committee is exceeded. A maximum of up to ten percent (10%) of the closing annual base pay rate of a Participant will be paid to each Participant as a performance bonus provided that the targets for all performance metrics which the Committee has established are met or exceeded. To the extent performance exceeds the established threshold, but does not meet the established target, a pro rata portion of the maximum bonus payable will be paid as a performance bonus (based on the percentage of the target achieved in excess of the threshold). The Quality metric is based on a combination of parts per million and overall Corporation cost of Quality. Notwithstanding the foregoing, based on any criteria it establishes, the Committee reserves the right to increase a performance bonus for personal goal achievement up to twenty-five percent (25%) of such bonus and to continue to pay bonuses for personal goal achievement to any non-CEO Participants of up to twenty-five percent (25%) of base compensation.

(iii)    Payment of Bonuses – Any and all bonuses under this Plan shall be payable in accordance with policies and procedures established by the Committee from time to time, and payment shall only occur after the Committee has calculated and verified that such bonuses are payable.

6.    Effective Date of Plan, Termination and Amendment. The Plan shall become effective as of the date of adoption of the Plan by the Board, provided the Plan can, in the discretion of the Committee, be applied to the year prior to Plan adoption. Unless previously terminated by the Board, the Plan shall terminate on the date ten (10) years subsequent to the date of adoption. The Board may terminate the Plan at any time, or may from time to time amend the Plan as it deems proper and in the best interest of the Corporation.

CERTIFICATION

The foregoing Plan was duly adopted by the Board of Directors, effective February 18, 2016.

/s/ Scott Ryan
Scott Ryan, Corporate Secretary
Gentex Corporation

10210292

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